Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Atmos Energy Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Common Stock (no par value per share)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)
An indeterminate number of securities is being registered as may from time to time be sold at indeterminate prices, up to a maximum aggregate offering price of $8,000,000,000. The total amount of $8,000,000,000 of securities being registered represents the offering price of any common stock, the principal amount of any debt securities issued at their stated principal amount and the offering price of any debt securities issued at an original discount. The securities being registered also include an indeterminate number of shares of common stock that may be issued upon conversion of debt securities that are being registered. Separate consideration may or may not be received for shares of common stock that are issuable upon conversion of debt securities.

(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

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